Exhibit 10.5

BEFORE THE COMMISSIONER OF THE

DEPARTMENT OF FINANCIAL INSTITUTIONS STATE OF TENNESSEE

In the Matter of

Citizens Bank of East Tennessee Rogersville, Tennessee

) ) ) ) ) ) ) )

WRITTEN AGREEMENT TDFI No.

WHEREAS, Citizens Bank of East Tennessee, Rogersville, Tennessee (“Bank”), a state chartered Bank, in recognition of its goal to maintain its financial soundness, agrees to enter into this Written Agreement (“Agreement”) with the Tennessee Department of Financial Institutions (“Department”); and

WHEREAS, on June 17th, 2011, the Bank’s Board of Directors (“Board”) enters into this Agreement on behalf of the Bank, and consents to compliance with each and every applicable provision of this Agreement by the Bank and the Bank’s institution affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. section 1813(u) and 12 U.S.C. section 1818(b)(3).

NOW, THEREFORE, the Bank and the Department agree as follows:

Management—Board Supervision

1. Within 60 days after the effective date of this Agreement, the Bank’s Board shall increase its participation in the affairs of the Bank by assuming full responsibility for the approval of the Bank’s policies and objectives and for the supervision of

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the Bank’s management, including all the Bank’s activities. The Board’s participation in the Bank’s affairs shall include, at a minimum, monthly meetings in which the following areas shall be reviewed and approved by the Board: reports of income and expenses; new, overdue, renewed, insider, charged-off, delinquent, nonaccrued, and recovered loans; investment activities; operating policies; and individual committee actions. The Bank’s Board shall document the Board’s reviews and approvals, including the names of any dissenting directors.

Management

2. (a) During the life of this Agreement, the Bank shall have and retain qualified management. Each member of management shall possess qualifications and experience commensurate with his or her duties and responsibilities at the Bank. The qualifications of management personnel shall be evaluated on their ability to:

1) Comply with the requirements of this Agreement;

2) Operate the Bank in a safe and sound manner;

3) Comply with applicable laws and regulations; and

4) Restore all aspects of the Bank to a safe and sound condition, including their ability to improve the Bank’s asset quality, capital adequacy, earnings, management effectiveness, liquidity, and its sensitivity to market risk.

(b) While this Agreement is in effect, the Bank shall notify the Regional Director of the FDIC’s Dallas Regional Office (“Regional Director”) and the Commissioner of the Department (“Commissioner”) in writing of any changes

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in management. The notification must include the name(s) and background(s) of any replacement personnel and must be provided 60 days-prior to the individual(s) assuming the new position. While this Agreement is in effect, the Commissioner must approve any changes in management prior to the individual(s) assuming the new position(s).

Loan Committee and Loan Review Requirements

3. (a) During the life of this Agreement, the Bank’s Board shall establish a loan review committee to periodically review the Bank’s loan portfolio and identify and categorize problem credits. The committee shall file a report with the Bank’s Board at each Board meeting. This report shall include the following information:

1) The overall quality of the loan portfolio;

2)	The identification, by type and amount, of each problem or delinquent loan;
3)	The identification of all loans not in conformance with the Bank’s lending policy; and
4)	The identification of all loans to officers, directors, principal shareholders or their related interests.

(b) At least 70% of the members of the loan review committee shall be Independent Directors. For purposes of this Agreement, a person who is an Independent Director shall be any individual:

1) Who is not an officer of the Bank, any subsidiary of the Bank or any of

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its affiliated organizations;

2)	Who does not own more than 5 percent of the outstanding shares of the Bank;
3)

Who is not closely related by blood or marriage to an officer or director of the Bank or to any shareholder owning more than 5 percent of the Bank’s outstanding shares, and who does not otherwise share a common financial interest with such officer, director or shareholder; and

4)

Who is not indebted to the Bank directly or indirectly by blood, marriage, or common financial interest, including the indebtedness of any entity in which the individual has a substantial financial interest in an amount exceeding 5 percent of the Bank’s total Tier 1 Capital and Allowance for Loan and Lease Losses; or

5)	Who is deemed to be an Independent Director for purposes of this Agreement by the Regional Director and Commissioner.

Loan Policy

4. (a) Within sixty (60) days after the effective date of this Agreement, and annually thereafter, the Board shall review the Bank’s loan policy and procedures for effectiveness and, based upon this review, shall make all necessary revisions to the policy in order to strengthen the Bank’s lending procedures and abate additional deterioration. The acceptable revised written loan policy shall be submitted to the Regional Director and the Commissioner upon its completion.

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(b) The initial revisions to the Bank’s loan policy required by this paragraph, at a minimum, shall include provisions to address all loan policy weaknesses outlined on pages 23, 38, and 39 of the October 18, 2010 Report of Examination.

(c) The Bank shall adopt the acceptable revised written loan policy and implement the provisions immediately to the extent that they are not already in effect at the Bank.

Restriction on Advances to Classified Borrowers

5. (a) While this Agreement is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified Loss by the FDIC or the Department as a result of its examination of the Bank, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower, (b) While this Agreement is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified Doubtful and/or Substandard by the FDIC or the Department as the result of its examination of the Bank, either in whole or in part, and is uncollected, unless the Bank’s Board has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental

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to the best interests of the Bank. The statement shall be placed in the appropriate loan file and included in the minutes of the applicable Bank’s Board meeting.

Classified Assets – Charge-off and Plan for Reduction

6. (a) Within 30 days after the effective date of this Agreement, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss by the FDIC or the Department as a result of its examination of the Bank as of October 18, 2010. Elimination or reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.

(b) Within 90 days after the effective date of this Agreement, the Bank shall submit an acceptable written plan to the Regional Director and the Commissioner to reduce the remaining assets classified Doubtful and Substandard as of October 18, 2010. The plan shall address each asset so classified with a balance of $100,000 or greater and provide the following:

1) The name under which the asset is carried on the books of the Bank;

2) Type of asset;

3) Actions to be taken in order to reduce the classified asset; and

4) Timeframes for accomplishing the proposed actions. The plan shall also include, at a minimum:

1) Review of the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment

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sources; and

2) Evaluation of the available collateral for each such credit, including possible actions to improve the Bank’s collateral position. In addition, the Bank’s plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis. Further, the plan shall contain a provision requiring the submission of monthly progress reports to the Bank’s Board and a provision mandating a review by the Bank’s Board.

(c) The Bank’s Board shall adopt the acceptable written plan, which approval shall be recorded in the minutes of a meeting of the Bank’s Board. The Bank shall then immediately initiate measures detailed in the plan to the extent such measures have not been initiated.

(d) For purposes of the plan, the reduction of adversely classified assets as of October 18, 2010, shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s Allowance for Loan and Lease Losses and may be accomplished by:

1) Charge-off;

2) Collection;

3)	Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the Department; or

4) Increase in the Bank’s Tier 1 Capital.

(e) While this Agreement is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss as

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determined at any future examination conducted by the FDIC or the Department, (f) Within 30 days of the effective date of this Agreement, the Board shall adopt procedures to assure that any loans meeting the definition of “nonaccrual”, as contained in the Instructions for Preparation of Reports of Condition and Income, are placed on nonaccrual status. Concentrations of Credit

7.	(a) Within ninety (90) days of the effective date of this Agreement, the

Bank shall submit to the Commissioner and Regional Director an acceptable written plan to strengthen the Bank’s management and oversight of individual and industry concentrations, including steps to reduce or mitigate the risk of concentrations in light of current market conditions. The plan shall, at a minimum, address, consider and include:

1)	Establishment of concentration of credit risk tolerances or limits by types of loan products, geographic locations, and other common risk characteristics or sensitivities;
2)	Establishment of an aggregate concentration of risk limits in regards to Commercial Real Estate and Construction and Development loans as a percent of the Bank’s Total Risk Based Capital;

3) Enhanced periodic reporting to management and the Board;

4)	Strategic planning regarding risks associated with CRE concentrations, including steps to control and mitigate such risks;

5) Enhanced stress testing of loans and portfolio segments; and

6) Measures to address the criticisms regarding concentrations of credit

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noted in the Report of Examination as of October 18, 2010.

Reduction of Delinquencies

8. (a) Within 90 days after the effective date of this Agreement, the Bank shall formulate and submit to the Regional Director and the Commissioner an acceptable written plan for the reduction and collection of delinquent loans. Such plan shall include, but not be limited to, provisions which:

1) Prohibit the extension of credit for the payment of interest;

2)	Delineate areas of responsibility for implementing and monitoring the Bank’s collection policies;
3)	Establish specific collection procedures to be instituted at various stages of a borrower’s delinquency;
4)	Establish dollar levels to which the Bank shall reduce delinquencies per calendar quarter; and
5)	Provide for the submission of monthly written progress reports to the Bank’s Board for review and notation in minutes of the meetings of the Bank’s Board.
(b)	For purposes of the plan, “reduce” means to:

1) Charge-off; or

2) Collect.

(c) The Bank’s Board shall adopt the acceptable written plan. The plan will be implemented immediately to the extent the provisions of the plan are not already in effect at the Bank.

Allowance for Loan and Lease Losses (ALLL) and Amended Call Reports

9. (a) Within 10 days after the effective date of this Agreement, the Bank shall make provisions to the ALLL in an amount equal to at least $1,198,000. The allowance should be funded by charges to current operating income and should be calculated in accordance with generally accepted accounting standards and ALLL supervisory guidance. After the initial provision is made, the Bank shall thereafter maintain a reasonable ALLL. Prior to the end of each calendar quarter, the Bank’s Board shall review the adequacy of the Bank’s ALLL. Such reviews shall include, at a minimum, the Bank’s loan loss experience, an estimate of potential loss exposure in the portfolio, trends of delinquent and non-accrual loans, and prevailing and prospective economic conditions. The minutes of the Bank’s Board meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended increases in the ALLL.

(b) Within 60 days after the effective date of this Agreement, the Bank shall review Consolidated Reports of Conditions and Income filed with the FDIC on or after December 31, 2010 and amend said reports if necessary to accurately reflect the financial condition of the Bank as of the date of each such report. In particular, such reports shall contain a reasonable ALLL. Reports filed after the effective date of this Agreement shall also accurately reflect the financial condition of the Bank as of the reporting date.

(c) Within 60 days after the effective date of this Agreement, the Bank must use Financial Accounting Standards Board Statements Numbers 5 and 114 for determining the Ban’s ALLL reserve adequacy. Provisions for loan losses must be based on the inherent risk in the Bank’s loan portfolio. The directorate must document with written reasons any decision not to require provisions for loan losses in the Board minutes.

Special Mention and Technical Exceptions

10.

(a) Within 60 days after the effective date of this Agreement, the Bank shall correct all technical exceptions and deficiencies in the loans listed for Special Mention in the Report of Examination as of October 18, 2010.

(b) Within 90 days after the effective date of this Agreement, the Bank shall maintain a system of monitoring loan documentation exceptions on an ongoing basis and implement procedures designed to reduce the occurrence of such exceptions in the future.

Capital Maintenance and Dividend Restrictions

11.

(a) Within 90 days after the effective date of this Agreement, and while this Agreement is in effect, the Bank, after establishing an acceptable Allowance for Loan and Lease Losses, shall maintain its Tier 1 Leverage Capital ratio equal to or greater than eight (8) percent of the Bank’s Average Total Assets; shall maintain its Tier 1 Risk-Based Capital ratio equal to or greater than ten (10) percent of the Bank’s Total Risk-Weighted Assets; and shall maintain its Total Risk-Based Capital ratio equal to or greater than twelve (12) percent of the

Bank’s Total Risk-Weighted Assets.

(b) If any such capital ratios are less than required by this Agreement, as determined as of the date of any Report of Condition and Income or at an examination by the FDIC or the Department, the Bank shall, within 30 days after receipt of a written notice of the capital deficiency from the Regional Director or the Commissioner, present to the Regional Director and the Commissioner an acceptable written plan to increase the Bank’s Tier 1 Capital or to take such other measures to bring all the capital ratios to the percentages required by this Agreement. The Bank’s Board shall adopt the acceptable written plan.

(c) Thereafter, to the extent such measures have not previously been initiated, the Bank shall immediately initiate measures detailed in the plan, to increase its Tier 1 Capital by an amount sufficient to bring all the Bank’s capital ratios to the percentages required by this Agreement within 30 days after the Bank Board adopts the acceptable written plan. Such increase in Tier 1 Capital and any increase in Tier 1 Capital necessary to meet the capital ratios required by this Agreement may be accomplished by:

1) The sale of securities in the form of common stock; or

2)	The direct contribution of cash subsequent to October 18, 2010, by the directors and/or shareholders of the Bank or by the Bank’s holding company; or
3)	Receipt of an income tax refund or the capitalization subsequent to October 18, 2010, of a bona fide tax refund certified as being accurate by a certified public accounting firm; or

4) Any other method approved by the Regional Director and the Commissioner.

(d) If all or part of the increase in Tier 1 Capital required by this Agreement is to be accomplished by the sale of new securities, the Bank’s Board shall adopt and implement a plan for the sale of such additional securities, including soliciting proxies and the voting of any shares or proxies owned or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan, and in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Accounting and Securities Disclosure Section, Washington, D.C. 20429 and the Department, Bank Division, 414 Union Street, Suite 1000, Nashville, TN 37219, for review. If the increase in Tier 1 Capital is to be provided by the sale of non-cumulative perpetual preferred stock, then all terms and conditions of the issue shall be presented to the Regional Director and the Commissioner for prior approval.

(e) In complying with the provisions of this Agreement and until such time as any such public offering is terminated, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities written notice of any planned or existing development or other change which is materially different from the information reflected in any offering materials used in connection with the sale of the Bank’s securities. The written notice required by this paragraph shall be furnished within 10 days after the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber who received or was tendered the information contained in the Bank’s original offering materials.

(f) In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, App. A.

(g) For purposes of this Agreement, all terms relating to capital shall be calculated according to the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.

(h) Such capital plan shall detail the steps that the Bank shall take to achieve and maintain the capital requirements set forth in paragraph 11l(a). In developing the capital plan, the Bank must take into consideration:

1) The Volume of the Bank’s adversely classified assets;

2) The nature and level of the Bank’s asset concentrations;

3) The adequacy of the Bank’s ALLL;

4) The anticipated level of retained earnings;

5) Anticipated and contingent liquidity needs; and

6)	The source and timing of additional funds to fulfill future capital needs.

In addition, the capital plan must include a contingency plan in the event that the Bank has (1) failed to maintain the minimum capital ratios required by paragraph 11(a), (2) failed to submit an acceptable capital plan as required by this subparagraph or (3) failed to implement or adhere to a capital plan to which the Regional Director and the Commissioner have taken no written objection pursuant to this subparagraph. Said contingency plan shall include a plan to sell or merge the Bank.

Dividend Restriction

12.	As of the effective date of this Agreement, the Bank shall not declare or pay any cash dividend without the prior written consent of the Regional Director and the Commissioner.

Budget and Profit Plan

13. (a) Within 60 days after the effective date of this Agreement, the Bank shall formulate and submit to the Regional Director and the Commissioner an acceptable written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2011. The plan required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b)	The written profit plan shall address, at a minimum: 1) An analysis of the Bank’s pricing structure; and

2) A recommendation for reducing the Bank’s cost of funds.

(c) Within 30 days after the end of each calendar quarter following completion of the profit plan and budget required by this paragraph, the Bank’s Board shall evaluate the Bank’s actual performance in relation to the written profit plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Board’s meeting when such evaluation is undertaken.

(d) An acceptable written profit plan and budget shall be prepared for each calendar year for which this Agreement is in effect and shall be submitted to the Regional Director and the Commissioner within 30 days after the end of each year. The Bank shall approve the written profit plan and budget, which approval shall be recorded in the minutes of a Board meeting. Thereafter, the Bank shall implement and follow the plan.

Strategic Plan

14. (a) During the life of this Agreement, the Bank shall periodically prepare and adopt an acceptable written comprehensive strategic plan. The strategic plan required by this paragraph shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components. The written strategic plan shall address, at a minimum:

1) Strategies for pricing policies and asset/liability management;

2)	Plans for sustaining adequate liquidity, including back-up lines of credit to meet any unanticipated deposit withdrawals;

3) Goals for reducing problem loans;

4)	Plans for attracting and retaining qualified individuals to fill vacancies in the lending and accounting functions;
5)	Financial goals, including pro forma statements for asset growth, capital adequacy, and earnings;
6)	Formulation of a mission statement and the development of a strategy to carry out that mission.

(b) The Bank shall submit an acceptable written strategic plan to the Regional Director and the Commissioner. The Bank shall approve the plan, which approval shall be recorded in the minutes of a Board meeting of the Bank. Thereafter, the Bank shall implement and follow the strategic plan.

(c) Within 30 days after the end of each calendar quarter following the effective date of this Agreement, the Bank’s Board shall evaluate the Bank’s performance in relation to the strategic plan required by this paragraph and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Bank’s Board meeting at which such evaluation is undertaken.

(d) The strategic plan required by this Agreement shall be revised and submitted to the Regional Director and Commissioner 30 days after the end of each calendar year for which this Agreement is in effect. The Bank shall approve the revised plan, which approval shall be recorded in the minutes of a Board meeting of the Bank. Thereafter, the Bank shall implement the revised plan.

Correction of Violations and Contraventions of Policy

15.	(a) Within 60 days after the effective date of this Agreement, the Bank shall eliminate and/or correct all violations of law and regulation noted in the Report of Examination as of October 18, 2010.

(b) Within 60 days after the effective date of this Agreement, the Bank shall implement procedures to ensure future compliance with all applicable laws and regulations.

(c) Within 60 days after the effective date of this Agreement, the Bank shall address any contraventions of policy noted in the Report of Examination as of October 18,2010.

Shareholder Notification

16. After the effective date of this Agreement, the Bank shall send a copy of the Agreement, or otherwise furnish a description of this Agreement, to its shareholders (1) in conjunction with the Bank’s next shareholder communication, and also (2) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the Agreement in all material aspects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC Accounting and Securities Disclosure Section, Washington, D.C. 20429 and the Department’s Bank Division, 414 Union Street, Suite 1000, Nashville, TN 37219 for review at least 20 days prior to dissemination to shareholders. Any changes requested by the FDIC or the Department shall be made prior to dissemination of the description, communication, notice, or statement.

Compliance Committee- Non-Employee Directors Required

17. Within 10 days of the effective date of this Agreement, the Bank’s Board shall establish a subcommittee comprised of the Board of the Bank charged with the responsibility of ensuring that the Bank complies with the provisions of this Agreement. At least a majority of the members of such subcommittee shall be directors not employed in any capacity by the Bank other than as a director. The subcommittee shall report monthly to the entire Board of the Bank, and a copy of the report and any discussions relating to the report or the Agreement shall be included in the minutes of the Bank’s Board meetings. Nothing contained herein shall diminish the responsibility or liability of the entire Board of the Bank to ensure compliance with the provisions of this Agreement.

Progress Reports

18.

Within 30 days after the end of each calendar quarter following the effective date of this Agreement, the Bank shall furnish written progress reports signed by each member of the Bank’s Board to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this Agreement and the results thereof. Such reports may be discontinued when the corrections required by the Agreement have been accomplished and the Regional Director and Commissioner have released the Bank, in writing, from making further reports.

New Business Line

19.	From the effective date of this Agreement, the Bank shall not enter into any new line of business without the prior written consent of the Commissioner.

Miscellaneous

20.	Notwithstanding any provision of this Agreement, the Department may grant written extensions of time to the Bank to comply with any provision of this Agreement.
21.	The provisions of this Agreement shall be binding upon the Bank, its institution- affiliated parties, and any successors and assigns thereof.
22.	Each provision of this Agreement shall remain effective and enforceable until such time as any provision has been stayed, modified, terminated, suspended or set aside in writing by the Commissioner.
23.

The provisions of this Agreement shall not bar, estop or otherwise prevent the Department, or any other state or federal agency from taking any other action affecting the Bank, or any of the Bank’s current or former institution-affiliated parties and its successors and assigns.

24.

The Bank understands that by entering into this Agreement, it is waiving its rights, under Tennessee Code Annotated section 45-1-107(c), to a formal notice detailing allegations of the unsafe and unsound banking practices giving rise to this Agreement and to a hearing on these allegations.

25.	The Bank understands and agrees that this Agreement shall be enforceable by the Commissioner pursuant to Tennessee Code Annotated sections 45-1-107 and 45- 1-108.

This AGREEMENT shall become effective immediately. Executed and issued this 22nd day of June , 2011.

Greg Gonzales, Commissioner Citizens Bank of East Tennessee, Rogersville, Tennessee

George L. Brooks

Scott F. Collins

Leon Gladson

Carlin Greene

William E. Phillips Chairman of the Board

Douglas E. Rehm President and CEO

Gary E. Varnell

Ben Lindle